Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of January 3, 2008 (the “Agreement”) is by and between Sirtris Pharmaceuticals, Inc. (the “Company”), a Delaware corporation with its principal place of business at 200 Technology Square, Cambridge, Massachusetts, and Christoph Westphal (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated February 14, 2005 and as amended on August 30, 2006 and February 13, 2007 (collectively, the “Previous Agreement”) pursuant to which the Executive has been serving the Company as its President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to make certain changes to the terms and conditions of the Executive’s employment;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company offers and the Executive accepts employment upon the following amended and restated terms and conditions:

1.             Position and Duties.

(a)           The Company.   Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment with the Company to serve as its President and Chief Executive Officer, subject to the direction and control of the Board of Directors of the Company (the “Board”).  In addition, the Executive will serve without further compensation as a member of the Board for so long as the Executive serves as the Company’s Chief Executive Officer, and will serve as the Vice Chairman of the Board until the Board determines otherwise.  The Executive agrees to perform the duties of his position and such other duties as reasonably may be assigned to him from time to time.  The Executive also agrees that while employed by the Company, except as provided in Section 1(b) below, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities for it.

(b)           Activities Outside the Company.  The Executive may have four outside commitments with companies other than the Company (including service as a member of the board of directors or as an advisor of such other companies), with such outside commitments to be subject to the approval of the Company’s Nominating and Corporate Governance Committee (the “Committee”).  The Committee may also, in its discretion, increase the number of outside commitments the Executive may have.  The Executive will notify the Committee of any change in his outside commitments.  The Executive will, as a general rule, not attend board meetings of any other company other than the Company and those other companies for which he serves as a director.

2.             Compensation and Benefits.  During the Executive’s employment, as compensation for all services performed by the Executive for the Company and subject to his performance of his duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide the Executive the following pay and benefits:

(a)           Base Salary.   From the period of the date hereof until December 31, 2008, the Company will pay the Executive a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per year, payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board in its discretion.

(b)           Bonus Compensation.  The Executive shall be considered annually by the Board for a bonus with a target of 60% of the Base Salary earned, which percentage shall be subject to adjustment from time to time by the Board in its discretion.  The amount of the bonus shall be determined by the Board, based on its assessment, in its discretion, of the Executive’s performance and that of the Company against appropriate goals established annually by the Company after consultation with the Executive.  Any bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the Company’s fiscal year or the close of the calendar year, if later, in which occurs the later of the two following dates:  (i) the date on which the Executive first has a legally binding right (whether or not vested) to the bonus; and (ii) if the Executive’s right to the bonus is subject to one or more vesting conditions, the first date on which the Executive’s right to the bonus is no longer subject to any substantial risk of forfeiture.  The foregoing rules shall be construed and applied to ensure that any bonus payable to the Executive qualifies as a “short-term deferral” under Section 409A of the Internal Revenue Code, as amended (including the regulations thereunder, “Section 409A”).  Without limiting the generality of the foregoing, for purposes of these rules the terms “legally binding right” and “substantial risk of forfeiture” shall have the meaning assigned to them under Treas. Regs. § 1.409A-1(b)(1) and § 1.409A-1(d), respectively.

(c)           Restricted Common Stock.  The Company previously sold to the Executive on February 14, 2005, pursuant to the Previous Agreement, 2,000,000 shares of the restricted common stock of the Company at a purchase price of $0.001 per share (the “Restricted Shares”), pursuant to the Stock Restriction Agreement by and between the Company and the Executive dated February 14, 2005 and subject to all terms thereof.  The Restricted Shares shall continue to vest on the schedule set forth in the Previous Agreement, restated here as follows: 400,000 of the Restricted Shares vested as of February 14, 2005 and of the remaining 1,600,000 of the Restricted Shares (the “Remainder Shares”), twenty-five percent (25%) of the Remainder Shares vested on January 1, 2006 and the remainder of the Remainder Shares shall vest ratably, on a quarterly basis, on the last date of each of the next twelve (12) quarters thereafter, provided that the Executive remains in the Company’s employ at each such vesting date.

The Restricted Shares and all other restricted stock and options granted to the Executive by the Company shall be subject to any applicable stock option plan, stock certificate and shareholder and/or option holder and restricted stock agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law.  The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for him individually by the Board. Further, prior to issuing the Restricted Shares or any other stock options to the Executive, the Company may require that the Executive provide such representations regarding the Executive’s sophistication and investment intent and other such matters as the Company may reasonably request.

(d)           Participation in Employee Benefit Plans.  The Executive will be entitled to participate in all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided the Executive under this Agreement (e.g., severance pay) or under any other agreement.  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e)           Vacations.  The Executive will be entitled to three weeks paid vacation (or such greater amount as is generally made available to the Company’s executive officers) in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company.  Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

(f)            Business Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.  Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules:  (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.             Confidential Information, Non-Competition and Proprietary Information.  The Executive has previously executed the Company’s Confidentiality, Non-Competition and Proprietary Information Agreement.   It is understood and agreed that breach by the Executive of the Confidential Information, Non-Competition and Proprietary Information Agreement shall constitute a material breach of this Agreement.

4.             Termination of Employment.   The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)           The Company may terminate the Executive’s employment for “Cause” upon notice to the Executive setting forth in reasonable detail the nature of the Cause.  The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:  (i) the Executive’s willful failure to perform, or gross negligence in the performance of, his duties and responsibilities to the Company and its Affiliates which is not remedied within thirty (30) days of notice thereof; (ii) material breach by the Executive of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within thirty (30) days of notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company and any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company and any of its Affiliates, taken as a whole; or (iv) the Executive’s conviction of a felony.

(b)           The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c)           The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition.   For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events:  (i) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, provided that in the absence of a Change of Control none of the following shall constitute “Good Reason”: (x) the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates or (y) any diminution in the nature or scope of the Executive’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”; (ii) any diminution in position, base salary or bonus or in the nature or scope of the Executive’s responsibilities, duties or authority in anticipation of or after a Change of Control, it being specifically acknowledged that the Executive’s failure to continue as Chief Executive Officer of the Company and to serve on the Board of Directors of the Company (and any parent company directly or indirectly owning or controlling 50% or more of the securities of the Company after the Change of Control) shall constitute “Good Reason;” (iii) a reduction in the Executive’s base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of the Executive’s base salary in connection with and in proportion to a general reduction of the base salaries of the Company’s executive officers; (iv) failure of the Company to provide the Executive the salary or benefits in accordance with Section 2 hereof after thirty (30) days’ notice during which the Company does not cure such failure; or (v) relocation of the Executive’s office more than thirty-five (35) miles from the location of the Company’s principal offices as of January 1, 2008.

(d)           The Executive may terminate his employment with the Company other than for Good Reason at any time upon one month’s notice to the Company.

(e)           This Agreement shall automatically terminate in the event of the Executive’s death during employment.  The Company may terminate the Executive’s employment, upon notice to the Executive, in the event the Executive becomes disabled during employment and, as a result, is unable to continue to perform substantially all of his duties and responsibilities under this Agreement for one-hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.  If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request and expense, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

5.             Severance Payments and Other Matters Related to Termination.

(a)           Termination pursuant to Section 4(b), 4(c), or 4(e).  Except as provided in Section 5(c) below,

(i) in the event of termination of the Executive’s employment by the Company other than for Cause pursuant to Section 4(b) of this Agreement or in the event of termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 4(c) of this Agreement, (a) all unvested options and restricted stock which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options based on individual or Company performance) and unvested Restricted Shares shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(c) of this Agreement) with respect to an additional one year of vesting (except that with respect to restricted stock and the Restricted Shares, a minimum of 25% of such unvested shares shall vest); and (b) the Company will continue to pay the Executive’s base salary, at the rate in effect on the date of termination, for a period of twelve (12) months from the date of termination and pay a pro-rata portion (for the period from January 1 of the year of termination through the date of termination) of the target cash bonus for the year in which the Executive is terminated; or

(ii)  in the event of the Executive’s termination of employment as a result of the Executive’s death or disability at any time pursuant to Section 4(e) of the Agreement, (a) all unvested options and restricted stock which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options based on individual or Company performance) and unvested Restricted Shares shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(c) of this Agreement) with respect to an additional one year of vesting (except that with respect to restricted stock and the Restricted Shares, a minimum of 25% of such unvested shares shall vest); (b) to the extent the Company’s benefits do not include disability insurance benefits that will continue the Executive’s base salary at 100% of the amount of such base salary for the period of twelve (12) months from the date of termination, the Company shall pay such amount at the time that the Executive’s base salary would be otherwise paid as shall equal the amount by which 100% of the Executive’s base salary exceeds the disability insurance benefits, if any, actually paid to him; and (c) the Company shall pay the Executive a pro-rata portion (for the period from January 1 of the year of termination through the date of termination) of the target cash bonus for the year in which the Executive is terminated.

If the Executive is participating in the Company’s group health plan and/or dental plan at the time the Executive’s employment terminates (whether such termination is as described in (i) or (ii) above), and the Executive exercises his right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse the Executive, for the full premium cost of that participation for twelve (12) months following the date on which the Executive’s employment with the Company terminates or, if earlier, until the date the Executive becomes eligible to enroll in the health (or, if applicable, dental) plan of a new employer.  The Company will also pay the Executive on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of his employment.  Subject to the Company’s discretion, the portion of any of the Executive’s base salary to be paid pursuant to i(b) and ii(b) above that does not constitute nonqualified deferred compensation within the meaning of Section 409A, will either be paid in a lump sum or in accordance with normal payroll practices. Any portion of any of the Executive’s base salary to be paid pursuant to i(b) and ii(b) above that constitutes nonqualified deferred compensation within the meaning of Section 409A shall be paid in a lump sum.

Any obligation of the Company to provide the Executive severance payments or other benefits under this Section 5(a) is conditioned on the Executive signing an effective release of claims in the form provided by the Company (the “Employee Release”) following the termination of the Executive’s employment, which release shall not apply to (i) claims for indemnification in the Executive’s capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (ii) rights to receive retirement benefits that are accrued and fully vested at the time of the Executive’s termination.  Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination.

The Executive agrees to provide the Company prompt notice of the Executive’s eligibility to participate in the health plan and, if applicable, dental plan of any employer.  The Executive further agrees to repay any overpayment of health benefit premiums made by the Company hereunder.

(b)           Termination other than pursuant to Section 4(b), 4(c) or 4(e).  In the event of any termination of the Executive’s employment, other than a termination by the Company other than for Cause pursuant to Section 4(b) of this Agreement, a termination by the Executive for Good Reason pursuant to Section 4(c) of this Agreement or a termination as a result of the Executive’s death or disability pursuant to Section 4(e), the Company shall have the right to repurchase any unvested Restricted Shares for $.001 per share, and the Company will pay the Executive any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date.  In addition, the Company will pay the Executive any bonus which has been awarded to the Executive, but not yet paid on the date of termination of the Executive’s employment.  The Company shall have no other obligation to the Executive under this Agreement.

(c)           Upon a Change of Control.

(i)            If a Change of Control (as defined in Section 6 hereof) occurs, all of the Executive’s remaining unvested options and restricted stock which, by their terms, vest only based on the passage of time (disregarding any acceleration of the vesting of such options based on individual or Company performance) and Restricted Shares shall fully vest, effective upon the consummation of such Change of Control.  If, within one year following such Change of Control or otherwise in connection with such Change of Control, the Company or any successor thereto terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in lieu of any payments to the Executive or on the Executive’s behalf under Section 5(a) hereof, (i) the Company shall pay, within thirty (30) days of such termination, (x) a lump sum payment equal to the Executive’s then-current annual base salary for a period of eighteen (18) months; and (y) pay a pro-rata portion (for the period from January 1 of the year of termination through the date of termination) of the target cash bonus for the year in which the Executive is terminated; and,

(ii)           The Company and the Executive agree that in the event it shall be determined that any of the payments or benefits received or to be received by the Executive in connection with a Change of Control or the Executive’s termination from employment would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then the Executive shall be entitled to promptly receive from the Company an additional lump sum cash payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes related to such payments and benefits, including any income taxes and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payments and benefits.

(d)           Except for any right the Executive may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of base salary or other payment to the Executive following termination.

(e)           Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement and under the Confidentiality, Non-Competition and Proprietary Information Agreement.  The obligation of the Company to make payments to the Executive or on the Executive’s behalf under Section 5 of this Agreement is expressly conditioned upon the Executive’s continued full performance of the Executive’s obligations under Section 3 hereof, under the Confidentiality, Non-Competition and Proprietary Information Agreement, and under any subsequent agreement between the Executive and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.

6.             Definitions.  For purposes of this agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company.

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

7.             Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this

Agreement.  The Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.             Withholding; Other Tax Matters.  Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A it shall be so delayed (but not more than is required to comply with such rules).

9.             Assignment.  Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.           Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.           Miscellaneous.  This Agreement, together with the Stock Restriction Agreement and the Confidentiality, Non-Competition and Proprietary Information Agreement, sets forth the entire agreement between the Executive and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

12.           Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Sirtris Pharmaceuticals, Inc. at its principal place of business, or to such other address(es) as either party may specify by notice to the other actually received.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	THE COMPANY

/s/ Christoph Westphal	By:	/s/ Garen Bohlin
Christoph Westphal
	Title:	Chief Operating Officer